SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                      ----------------------------------
                                   FORM 8-K
                               CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported): June 25, 2003


          Carnival Corporation                          Carnival plc
          --------------------                          ------------
        (Exact name of registrant                 (Exact name of registrant
         as specified in its charter)            as specified in its charter)

            Republic of Panama                        England and Wales
       ---------------------------               ----------------------------
       (State or other jurisdiction             (State or other jurisdiction
          of incorporation)                        of incorporation)

                 1-9610                                    1-15136
        ----------------------------             ----------------------------
         (Commission File Number)                  (Commission File Number)

                59-1562976                                   None
       ---------------------------              ----------------------------
            (I.R.S. Employer                         (I.R.S. Employer
             Identification No.)                      Identification No.)

        3655 N.W. 87th Avenue             Carnival House, 5 Gainsford Street,
        Miami, Florida  33178-2428                London SE1 2NE, England
     -------------------------------           ------------------------------

    (Address of principal executive           (Address of principal executive
                offices)                                 offices)
              (zip code)                               (zip code)

            (305) 599-2600                           011 44 20 7805 1200
     --------------------------------        --------------------------------
      (Registrant's telephone number,         (Registrant's telephone number,
           including area code)                    including area code)


                None                                       None
    -------------------------------           -------------------------------

   (Former name and former address,          (Former name and former address,
    if changed since last report)              if changed since last report)






Item 5. Other Events and Regulation FD Disclosure.

     On June 25, 2003 Carnival Corporation & plc issued a press release entitled "Carnival Corporation & plc Reports Second Quarter Earnings" attached hereto as Exhibit 99.1.

     As a technical requirement, the information in the table entitled "Carnival Corporation - Regulation G Information" attached hereto as Exhibit
99.2 is hereby incorporated by reference to supplement Carnival Corporation's Current Reports on Form 8-K, dated December 19, 2002 and March 21, 2003, which included Carnival Corporation's earnings releases for the three and twelve months ended November 30, 2002 and for the three months ended February 28, 2003, respectively, in order to comply with Regulation G, as adopted by the Securities and Exchange Commission.

     On June 19, 2003, P&O Princess Cruises International Limited ("POPCIL"), the principal direct operating subsidiary of Carnival plc, entered into a Deed of Guarantee (the "POPCIL Deed of Guarantee") under which it agreed to guarantee all of the indebtedness and related obligations of Carnival plc and Carnival Corporation incurred under agreements entered into after April 17, 2003. Under the POPCIL Deed of Guarantee, POPCIL also agreed to guarantee any indebtedness and related obligations that Carnival Corporation or Carnival plc agree in writing to cover under their respective guarantees entered into in connection with the DLC transaction. Subject to some amendments being made to certain outstanding indebtedness of Carnival plc, Carnival Corporation expects to guarantee all or a substantial portion of Carnival plc's outstanding indebtedness and Carnival plc expects to guarantee all or a substantial portion of Carnival Corporation's outstanding indebtedness. If these cross guarantees are issued, the POPCIL guarantee described above would automatically extend to the guaranteed indebtedness of Carnival plc and Carnival Corporation.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        Exhibit 99.1 Press release entitled "Carnival Corporation & plc Reports Second Quarter Earnings" dated June 25, 2003.

        Exhibit 99.2 Carnival Corporation - Regulation G Information.

        Exhibit 99.3 Carnival Corporation & plc Pro Forma Consolidated Statements of Operations and Carnival Corporation & plc Pro Forma Net Cruise Revenues and Net Cruise Costs.

Item 9. Regulation FD Disclosure.

      The following information is furnished pursuant to Item 9, "Regulation FD Disclosure," and Item 12, "Results of Operations and Financial Condition."

     Attached hereto as Exhibit 99.3 are the "Carnival Corporation & plc Pro Forma Consolidated Statements of Operations" and "Carnival Corporation & plc Pro Forma Net Cruise Revenues and Net Cruise Costs" for each of the three months ended February 28, 2003 and 2002, May 31, 2003 and 2002, August 31, 2002 and November 30, 2002; and for the six months ended May 31, 2003 and 2002; and for the twelve months ended November 30, 2002.

     The pro forma consolidated statements of operations gives pro forma effect to the dual listed company ("DLC") transaction between Carnival Corporation and Carnival plc, which was completed on April 17, 2003. This pro forma data has been furnished in advance of when it is required to be presented in the Carnival Corporation & plc consolidated financial statements in accordance with certain of the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 141, "Business Combinations."

      The pro forma information described above is being furnished solely for informational purposes and Carnival Corporation and Carnival plc do not intend for any of this information to be incorporated by reference into filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.



      Cautionary note concerning factors that may affect future results
Some of the statements contained in this joint Current Report on Form 8-K are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc, including some statements concerning future results, plans, goals and other events which have not yet occurred. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements, including those which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, costs per available lower berth day, estimates of ship depreciable lives and residual values or business prospects, involve risks and uncertainties, there are many factors that could cause Carnival Corporation's, Carnival plc's and Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this announcement. These factors include, but are not limited to, the following: achievement of expected benefits from the DLC transaction; risks associated with the DLC structure; liquidity and index inclusion as a result of the implementation of the DLC structure, including a possible mandatory exchange of Carnival plc shares that may occur under Carnival plc's constituent documents; risks associated with the uncertainty of the tax status of the DLC structure; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; the impact of operating internationally; the international political and economic climate, the recent military action in Iraq, other armed conflicts, terrorist attacks, availability of air service and other world events and adverse publicity and their impact on the demand for cruises; accidents and other incidents at sea affecting the health, safety, security and vacation satisfaction of passengers; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its businesses worldwide; the ability of Carnival Corporation & plc to attract and retain shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, insurance and security costs; changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost improvement plans and to integrate business acquisitions; continuing financial viability of Carnival Corporation & plc's travel agent distribution system; weather patterns or natural disasters; and the ability of a small group of shareholders effectively to control the outcome of shareholder voting.

     Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this announcement, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.


                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


CARNIVAL CORPORATION                    CARNIVAL PLC

By: /s/Gerald R. Cahill                 By: /s/Gerald R. Cahill
Name:  Gerald R. Cahill                 Name:  Gerald R. Cahill
Title: Senior Vice President-Finance    Title: Senior Vice President-Finance
and Chief Financial and                 and Chief Financial and
Accounting Officer                      Accounting Officer


Date: June 25, 2003                     Date: June 25, 2003



Exhibit List

Exhibit           Description
-------           -----------
99.1              Press release entitled "Carnival Corporation & plc
                  Reports Second Quarter Earnings" dated June 25, 2003.

99.2              Carnival Corporation - Regulation G Information.

99.3 Carnival Corporation & plc Pro Forma Consolidated Statements of Operations and Carnival Corporation & plc Pro Forma Net Cruise Revenues and Net Cruise Costs.



                                                        Exhibit 99.1


                                                FOR IMMEDIATE RELEASE


            CARNIVAL CORPORATION & PLC REPORTS SECOND QUARTER EARNINGS

     MIAMI (06/25/03) -- Carnival Corporation & plc (NYSE/LSE: CCL; NYSE:
CUK) reported net income of $127.8 million ($0.19 Diluted EPS) on revenues of $1.33 billion for its second quarter ended May 31, 2003, compared to net income of $194.2 million ($0.33 Diluted EPS) on revenues of $989.9 million for the same quarter in 2002. Earnings per share for the second quarter of 2003 were reduced by $0.02 per share due to litigation and other charges associated with the dual listed company ("DLC") transaction with P&O Princess Cruises plc ("P&O Princess"). In addition, because of the seasonality of P&O Princess' business, the consolidation of P&O Princess' results reduced the company's second quarter 2003 earnings per share by $0.01 per share.
     Net income for the six months ended May 31, 2003 was $254.7 million ($0.40 Diluted EPS) on revenues of $2.37 billion, compared to net income of $323.8 million ($0.55 Diluted EPS) on revenues of $1.90 billion for the same period in 2002.
     Carnival Corporation and P&O Princess entered into a DLC structure on April 17, 2003, which effectively made Carnival Corporation and P&O Princess a single economic entity ("Carnival Corporation & plc" or the "company"). Also on that date, P&O Princess changed its name to Carnival plc and its year end to November 30. For reporting purposes, Carnival Corporation has accounted for the DLC transaction as an acquisition of Carnival plc. Consolidated financial results for the company for the second quarter and six months of 2003 include the results of Carnival Corporation for the entire period and the results of Carnival plc from April 17, 2003.
     Consolidated revenues for the second quarter 2003 increased 34.8 percent primarily due to the inclusion of six weeks of Carnival plc revenues and a
16.6 percent increase in Carnival Corporation standalone capacity, partially offset by lower gross revenue yields (gross revenues per available lower berth day). The decline in gross revenue yields was 7.2 percent in the second quarter, resulting primarily from a decline in cruise ticket prices, lower occupancy levels and reduced numbers of passengers purchasing air transportation from the company. In the cruise industry, most companies, including Carnival, consider net revenue yields as the most relevant measure of revenue performance. Net revenue yields represent gross revenues less the costs of air transportation, travel agent commissions and onboard revenues divided by the number of available lower berth days. Net revenue yields were down 8.6 percent in the second quarter of 2003, largely because of lower cruise ticket prices and occupancy levels. On a pro forma basis for the second quarter, assuming that the DLC transaction was completed and Carnival plc was consolidated for the full quarter in both years, net revenue yields declined
6.7 percent, while pro forma gross revenue yields declined 6.3 percent.
     For the second quarter of 2003, operating costs and selling, general and administrative expenses increased 52.5 percent compared to the second quarter of 2002. Approximately $247 million or 70 percent of the increase was due to the inclusion of Carnival plc and the remainder was primarily due to increased capacity and higher fuel costs. Gross operating costs per available lower berth day increased 5.9 percent compared to the second quarter of 2002. Gross operating costs per available lower berth day on a pro forma basis increased
5.2 percent for the combined entity.
     Net operating costs per available lower berth day (excluding costs of air transportation, travel agent commissions and onboard revenues, which are included in the computation of net revenue yields) increased 8.4 percent compared to the second quarter of 2002, largely because of Carnival plc's higher operating cost levels compared to Carnival Corporation and because of higher fuel costs. On a pro forma basis, net operating costs per available lower berth day increased 9.2 percent for the combined entity.
     The litigation charge in the second quarter of 2003 relates to the anticipated settlement of claims by Carnival plc shareholders whose tender of over 53 million Carnival plc shares in the partial share offer was wrongfully rejected by the receiving agent, Computershare Investor Services plc. The company has recorded a charge in the second quarter reflecting the full costs of reimbursing those shareholders for their losses. This litigation charge, along with other charges associated with the DLC transaction with P&O Princess, amounted to $16 million.
     "Given the concerns leading up to the war with Iraq and its eventual outbreak, along with the uncertain worldwide economy, we are satisfied with the performance of our brands in this extremely difficult environment for leisure travel," said Micky Arison, Carnival Corporation & plc Chairman and CEO. "We were delighted to complete the DLC transaction with P&O Princess during the second quarter, the largest corporate transaction in our company's history. We have made significant strides in the integration of our two organizations and our integration teams have demonstrated energy and enthusiasm in achieving our integration synergy targets," Arison added.
     The company launched several ships during the second quarter of 2003.
In the United Kingdom, the 1,610-passenger Ocean Village was introduced under a new brand formed by P&O Cruises UK. The Ocean Village features an innovative "club cruising" concept, aimed at the active, younger traveler.
The 2,010-passenger Adonia, a former Princess Cruises vessel, will also operate in the UK within the P&O Cruises UK fleet. In Germany, a new AIDA ship, the 1,270-passenger AIDAaura, entered service. For southern Europe, Costa Cruises' new 2,114-passenger Costa Mediterranea, which entered service just last week, will operate in the Mediterranean this summer.
     The company also recently rearranged the shipbuilding schedule of three cruise ships being constructed at Italy's Fincantieri shipyards to accommodate the construction of a new 116,000-ton cruise ship for Princess Cruises in North America. The 3,100-passenger Princess ship is expected to be delivered in May 2006.
     Earlier this week, the company announced that Carnival Cruise Lines' 1,486-passenger Jubilee will be transferred to P&O Cruises Australia in the fall of 2004, doubling the size of the brand's operations in the region.
     Regarding booking activity and pricing for sailings during the second half of 2003, although booking levels during the period leading up to and during the Iraqi war were approximately equal to the prior year's levels, they did not keep pace with the increase in the company's 2003 capacity. Pricing for cabins booked during this period was also well below last year's levels. From the period beginning with the end of the war through mid-May, booking levels increased over the prior year to levels approximately equal to the capacity increase in the second half of 2003, but pricing continued to be substantially below last year.
     However, during the five-week period between May 19 and June 22, 2003, there has been a more significant increase in booking activity, with booking levels for Carnival Corporation & plc during such period running 54 percent higher than the prior year's levels compared to a pro forma capacity increase
of 19 percent in the second half of 2003.    Pricing, although still below
prior year levels, has also shown the first signs of improvement and the company is hopeful that this trend will continue. Because the booking curve remains very close to sailing, the forecasting of future results is less predictable than prior years. However, the company's best estimates are that net revenue yields, on a pro forma basis for the combined group, will be down between 4 percent to 6 percent for the second half of 2003. The company would expect to see sequential improvement in net revenue yields between the third and fourth quarters, if current booking trends continue.
     "Clearly, the gap created by the dearth in bookings during the important wave period in the first and second quarters of this year will have significant impact on our third and fourth quarter results. I am encouraged, however, with the recent acceleration of bookings in both North America and Europe, which, if it continues, should help to set the stage for a stronger financial performance in 2004," Arison said.
     Net operating costs per available lower berth day on a pro forma basis in the second half of 2003 are expected to be down slightly compared to the prior year. Based on these estimates, earnings per share for the third quarter are expected to be in a range of $0.83 to $0.87 and for the fourth quarter in a range of $0.24 to $0.28.
     Carnival has three new ships scheduled to enter service over the remainder of the year. In North America, Princess Cruises' 1,970-passenger Island Princess will enter service in Alaska on July 12, 2003, while Carnival Cruise Lines' new 2,974-passenger Carnival Glory will begin sailing July 14, 2003 from Port Canaveral, Fla. Holland America's 1,848-passenger Oosterdam, the second vessel of the line's new Vista-class series, will operate a series of European cruises beginning August 3, 2003.
     The company has scheduled a conference call with analysts at 10 a.m. EDT (15.00 London time) today to discuss its 2003 second quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web sites at www.carnivalcorp.com and www.carnivalplc.com.
     For additional information, including historical quarterly and annual pro forma data for Carnival Corporation & plc, please refer to the joint Current Report on Form 8-K filed on June 25, 2003, with the SEC. These documents can also be viewed on the company's Web sites at www.carnivalcorp.com and www.carnivalplc.com. A copy of the joint Current Report will be available shortly at the UKLA Document Viewing Facility of the Financial Services Authority at 25 The North Colonnade, London E14 5HS.
     Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 13 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Princess Cruises, Holland America Line, Costa Cruises, P&O Cruises, Cunard Line, Windstar Cruises, Seabourn Cruise Line, Ocean Village, Swan Hellenic, AIDA, A'ROSA, and P&O Cruises Australia.
     Together, these brands operate 68 ships totaling more than 105,800 lower berths with 15 new ships scheduled for delivery between now and mid-2006. Carnival Corporation & plc also operates three riverboats on Europe's Danube River and the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

***************************************************************************
Cautionary note concerning factors that may affect future results

     Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc, including some statements concerning future results, plans, goals and other events which have not yet occurred. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements, including those which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, costs per available lower berth day, estimates of ship depreciable lives and residual values or business prospects, involve risks and uncertainties, there are many factors that could cause Carnival Corporation's, Carnival plc's and Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this announcement.
These factors include, but are not limited to, the following: achievement of expected benefits from the DLC transaction; risks associated with the DLC structure; liquidity and index inclusion as a result of the implementation of the DLC structure, including a possible mandatory exchange of Carnival plc shares that may occur under Carnival plc's constituent documents; risks associated with the uncertainty of the tax status of the DLC structure; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; the impact of operating internationally; the international political and economic climate, the recent military action in Iraq, other armed conflicts, terrorist attacks, availability of air service and other world events and adverse publicity and their impact on the demand for cruises; accidents and other incidents at sea affecting the health, safety, security and vacation satisfaction of passengers; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its businesses worldwide; the ability of Carnival Corporation & plc to attract and retain shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, insurance and security costs; changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost improvement plans and to integrate business acquisitions; continuing financial viability of Carnival Corporation & plc's travel agent distribution system; weather patterns or natural disasters; and the ability of a small group of shareholders effectively to control the outcome of shareholder voting.

     Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this announcement, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS:                    INVESTOR RELATIONS CONTACTS:
US                                 US/UK
Carnival Corporation & plc         Carnival Corporation & plc
Tim Gallagher                      Beth Roberts
305 599 2600, ext. 16000           305 406 4832
                                   44 (0) 79 5643 6104

UK                                 UK
Brunswick Group                    Bronwen Griffiths
Sophie Fitton                      44 (0) 23 8052 5231
44 (0) 20 7404 5959



                            CARNIVAL CORPORATION & PLC
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                            THREE MONTHS ENDED      SIX MONTHS ENDED
                                  MAY 31,                 MAY 31,
                              2003       2002        2003         2002
                              (in thousands, except earnings per share)

Revenues                  $1,334,616    $989,899   $2,365,721     $1,896,430
Costs and Expenses
   Operating                 819,981     534,777    1,435,175      1,054,340
   Selling and
   Administrative            212,068     142,122      389,186        293,524
   Depreciation and
   Amortization              134,725      92,589      241,208        182,343
                           1,166,774     769,488    2,065,569      1,530,207

Operating Income             167,842     220,411      300,152        366,223

Nonoperating (Expense) Income
   Interest income             9,096       7,752       13,325         14,415
   Interest expense, net
   of capitalized interest   (41,514)    (28,011)     (70,906)       (57,467)
  Other (expense) income,
  net                        (11,156)(1) (12,087)(2)    3,572         (7,129)

                             (43,574)    (32,346)     (54,009)       (50,181)
Income Before Income Taxes   124,268     188,065      246,143        316,042
Income Tax Benefit             3,527       6,136        8,531          7,799

Net Income                $  127,795   $194,201    $  254,674     $  323,841

Earnings Per Share
   Basic                  $     0.19   $   0.33    $     0.40     $     0.55
   Diluted                $     0.19   $   0.33    $     0.40     $     0.55

Weighted Average Shares
   Outstanding - Basic       688,937    586,520       637,916        586,395
Weighted Average Shares
   Outstanding - Diluted     690,118    588,779       638,949        588,194


(1) Includes $16 million of expenses related to litigation and other charges associated with the DLC transaction with P&O Princess.

(2) Includes $9 million of losses, including related expenses, resulting from the sale of Holland America's former Nieuw Amsterdam, and $4 million of direct costs associated with cancelled cruises.

Note: Commencing on April 17, 2003, the company's statements of operations include the consolidation of Carnival plc's results of operations.



                                  CARNIVAL CORPORATION & PLC
                        SELECTED STATISTICAL AND SEGMENT INFORMATION


                          THREE MONTHS ENDED        SIX MONTHS ENDED
                              MAY 31,                    MAY 31,
                          2003         2002        2003          2002
                            (in thousands)           (in thousands)

STATISTICAL INFORMATION
   Passengers carried        1,218        831         2,140         1,603
   Available lower
   berth days                7,661      5,258        13,465        10,319
   Occupancy percentage       98.5%     101.9%        100.3%        102.3%

SEGMENT INFORMATION
   Revenues
     Cruise             $1,309,057   $968,096    $2,336,532    $1,869,358
     All other (1)          36,464     27,788        41,983        33,495
     Intersegment
      revenues             (10,905)    (5,985)      (12,794)       (6,423)
                        $1,334,616   $989,899    $2,365,721    $1,896,430
   Operating expenses
     Cruise             $  795,848   $513,079    $1,405,258    $1,025,315
     All other(1)           35,038     27,683        42,711        35,448
     Intersegment
      Expenses             (10,905)    (5,985)      (12,794)       (6,423)
                        $  819,981   $534,777    $1,435,175    $1,054,340

   Selling and administrative expenses
     Cruise             $  203,872   $135,077    $ 373,372     $ 278,853
     All other(1)            8,196      7,045       15,814        14,671
                        $  212,068   $142,122    $ 389,186     $ 293,524

   Operating income (loss)
       Cruise           $  177,832   $229,619    $ 321,389     $ 386,602
       All other            (9,990)    (9,208)     (21,237)      (20,379)
                        $  167,842   $220,411    $ 300,152     $ 366,223

(1) All other includes the company's tour operations (Holland America Tours and Princess Tours) and its business travel agency (P&O Travel Ltd.).

Note: Commencing on April 17, 2003, the company's statistical and segment information include Carnival plc's data.





                           CARNIVAL CORPORATION & PLC
                      HISTORICAL REGULATION G INFORMATION

Gross and net revenue yields and gross and net revenue per diems were computed as follows (1):

                       Three Months Ended          Six Months Ended
                            May 31,                    May 31,
                        2003       2002            2003         2002
                     (in thousands, except yields and per diems)

Cruise revenues       $1,309,057   $968,096    $ 2,336,532   $ 1,869,358
Less commissions,
 air transportation
 and other              (256,290)  (177,399)      (458,388)     (360,587)
Net cruise
 revenues             $1,052,767   $790,697     $1,878,144   $ 1,508,771

Available lower
 berth days
 ("ALBD's")                7,661      5,258         13,465        10,319

Gross revenue
 yields (2)           $   170.87  $  184.12     $   173.53   $    181.16

Net revenue
 yields (3)           $   137.42  $  150.38     $   139.48   $    146.21

Passenger cruise
 days ("PCD's") (4)        7,544      5,359         13,512        10,559

Gross revenue per
 diems (5)            $   173.52  $  180.65     $   172.92   $    177.04

Net revenue per
  diems (6)           $   139.55  $  147.55     $   139.00   $    142.89


Gross and net operating costs per ALBD were computed as follows (1):


                      Three Months Ended             Six Months Ended
                           May 31,                        May 31,
                       2003        2002               2003       2002
                       (in thousands, except yields and per diems)

Cruise operating
 expenses             $ 795,848     $ 513,079      $1,405,258   $1,025,315
Less commissions,
 air transportation
 and other             (256,290)     (177,399)       (458,388)    (360,587)
Cruise selling and
 administrative
 expenses               203,872       135,077         373,372      278,853
Net cruise costs     $  743,430     $ 470,757      $1,320,242   $  943,581

ALBD's                    7,661         5,258          13,465       10,319

Gross operating
 costs per ALBD(7)   $   130.49    $   123.27      $   132.09   $   126.39

Net operating
 costs per ALBD(8)   $    97.04    $    89.53      $    98.05   $    91.44





                            CARNIVAL CORPORATION & PLC
                       PRO FORMA REGULATION G INFORMATION


Pro forma gross and net revenue yields and gross and net revenue per diems were computed as follows (1) (10):

                                          Three Months Ended
                                              May 31,
                                         2003            2002
                            (in thousands, except yields and per diems)

Cruise revenues                     $  1,592,937      $ 1,473,071
Less commissions, air
  transportation and other              (335,293)        (304,310)
Net cruise revenues                 $  1,257,644      $ 1,168,761

ALBD's                                     9,087            7,877

Gross revenue yields (2)           $      175.30      $    187.01

Net revenue yields (3)             $      138.40      $    148.38

PCD's (4)                                  8,925            7,985

Gross revenue per diems (5)        $      178.48      $    184.48

Net revenue per diems (6)          $      140.91      $    146.37




Pro forma gross and net operating costs per ALBD were computed as follows (1)
(10):

                                                Three Months Ended
                                                       May 31,
                                              2003                 2002
                                   (in thousands, except yields and per diems)

Cruise operating expenses         	  $  993,484             $  824,350
Less commissions, air
 transportation and other         	    (335,293)              (304,310)
Cruise selling and
 administrative expenses          	     262,969                211,213
Net cruise costs                          $  921,160             $  731,253

ALBD's                                         9,087                  7,877

Gross operating costs per ALBD (7)        $   138.27             $   131.47

Net operating costs per ALBD (8)    	  $   101.37             $    92.83




            NOTES TO HISTORICAL AND PRO FORMA REGULATON G INFORMATION

(1) Carnival Corporation & plc uses net cruise revenue per available lower berth day ("net revenue yields"), net cruise revenue per passenger cruise day ("net revenue per diems") and net cruise costs per available lower berth day as significant financial measures of its cruise segment financial performance. Carnival Corporation & plc believes that net revenue yields and net revenue per diems are commonly used in the cruise industry to measure a company's pricing performance. These measures are also used for revenue management purposes and to compare the operating performance of the company with its competitors. In calculating net revenue yields and net revenue per diems, the company uses net cruise revenues rather than gross cruise revenues. Carnival Corporation & plc believes that "net cruise revenues" is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues received by the company net of its most significant variable costs (travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues). Substantially all of the remaining cruise costs are largely fixed once the company's ship capacity levels have been determined.

Net operating cost per available lower berth day is the most significant measure used by the company to monitor its ability to control costs. In calculating this measure, the company deducts the same variable costs as described above, which are included in the calculation of net revenues. This is done to avoid duplicating these variable costs in the non-GAAP financial measures described above because these variable costs are directly associated with the revenues earned by the company.

(2) Represent gross cruise revenues divided by ALBD's.

(3) Represent net cruise revenues divided by ALBD's.

(4) PCD's represent the number of cruise passengers multiplied by the number of revenue-producing ship operating days.

(5) Represent gross cruise revenues divided by PCD's.

(6) Represent net cruise revenues divided by PCD's.

(7) Represent gross operating expenses divided by ALBD's.

(8) Represent net cruise costs divided by ALBD's.

(9) In this earnings release, Carnival Corporation & plc has not provided future gross revenue yields or gross operating costs per available lower berth day because it is unable to provide reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses without unreasonable effort. The reconciliations would require Carnival Corporation & plc to forecast, with reasonable accuracy, the amount of air and other transportation costs that its forecasted cruise passengers would elect to purchase from the company (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respects, the company's ability to forecast its future results, as any variation in the air/sea mix has no material impact on the company's forecasted net cruise revenues or forecasted net cruise costs.

(10) The pro forma information gives pro forma effect to the DLC transaction between Carnival Corporation and Carnival plc, which was completed on April 17, 2003. Management has prepared the pro forma information based upon the companies' historical financial information and, accordingly, the above information should be read in conjunction with the companies' historical financial statements, as well as pro forma information included in the companies' joint Current Reports on Form 8-K, dated May 29, 2003 and June 25, 2003.
     The DLC transaction has been accounted for as an acquisition of Carnival plc by Carnival Corporation, using the purchase method of accounting. The Carnival plc accounting policies have been conformed to Carnival Corporation's policies. Carnival plc's reporting period has been changed to the Carnival Corporation reporting period and the information presented above covers the same periods of time for both companies.
     The Carnival plc pro forma results for the three months ended May 31, 2003 include a reduction of approximately $13 million due to the major promotion and other expenses incurred by P&O Cruises UK's introduction into service of four vessels: the Oceana, Minerva II, Ocean Village and Adonia. Pursuant to Carnival plc's UK GAAP accounting policies, which were used prior to the completion of the DLC transaction, these expenses would have been initially deferred and then amortized to expense in future periods, instead of being expensed as incurred in order to conform the Carnival plc UK GAAP accounting policies to those U.S. GAAP accounting policies used by Carnival Corporation.
     In addition, Carnival plc is expected to receive insurance company and/or shipyard payments related to the Diamond Princess fire and the Island Princess delayed delivery. The present value of these payments, which approximates $99 million, has been recorded on the balance sheet of Carnival Corporation & plc as a Carnival plc fair value acquisition adjustment. Accordingly, the income originally expected to be recognized by Carnival plc of $6.8 million, $40.1 million, $30.6 million, $18.2 million and $3.2 million in the three months ended May 31, 2003, August 31, 2003, November 30, 2003, February 28, 2004 and May 31, 2004, respectively, will not be recognized in Carnival Corporation & plc's results, but will be accounted for as a collection of this receivable by the combined entity.
     The above pro forma information has been prepared as if the DLC transaction had occurred on December 1, 2001 and has not been adjusted to reflect any net transaction benefits. In addition, it excludes the costs related to the terminated Royal Caribbean transaction and the completion of the DLC transaction with Carnival Corporation, which were expensed by Carnival plc prior to April 17, 2003. Finally, the pro forma information does not purport to represent what the results of operations actually could have been if the DLC transaction had occurred on December 1, 2001 or what those results will be for any future periods.



                                                           Exhibit 99.2
                              CARNIVAL CORPORATION
                            REGULATION G INFORMATION

This Carnival Corporation Regulation G information is being filed solely to meet the technical requirements of the SEC's Regulation G as it relates to Carnival Corporation's earnings releases for the periods noted below.

Gross and net revenue yields and gross and net revenue per diems were computed as follows (1):

                          Three Months Ended          Three Months Ended
                             February 28,                November  30,
                         2003           2002          2002            2001
                            (in thousands, except yields and per diems)

Cruise revenues          $1,027,475   $901,262      $1,022,082     $ 945,745
Less commissions,
 air transportation
 and other                 (202,098)  (183,188)       (178,816)     (183,649)
Net cruise revenues      $ 825, 377   $718,074      $  843,266     $ 762,096

Available lower berth
 days ("ALBD's")              5,805      5,060	         5,594	       5,185

Gross revenue yields (2) $   177.00   $ 178.12      $   182.71     $  182.40

Net revenue yields
 (3) (9)                 $   142.18   $ 141.91	    $   150.75	   $  146.98

Passenger cruise days
 ("PCD's") (4)                5,968      5,200	         5,713	       5,076

Gross revenue per diems
 (5)                     $   172.16   $ 173.32      $   178.90     $  186.32

Net revenue per diems(6) $   138.30   $ 138.09      $   147.60	   $  150.14


Gross revenue yields declined .6% in the three months ended February 28, 2003 as compared to the same period in 2002 and increased .2% in the three months ended November 30, 2002 as compared to the same period in 2001.

Gross and net operating costs per ALBD were computed as follows (1):


                           Three Months Ended          Three Months Ended
                              February 28,                 November 30,
                            2003        2002           2002          2001
                             (in thousands, except costs per ALBD)

Cruise operating expenses  $609,410   $512,236       $566,068	  $536,011
Less commissions, air
 transportation and other  (202,098)  (183,188)	     (178,816)    (183,649)
Cruise selling and
 administrative expenses    169,500    143,776        157,429      148,803
Net cruise costs           $576,812   $472,824       $544,681     $501,165

ALBD's                        5,805      5,060          5,594        5,185

Gross operating costs
 per ALBD (7)              $ 134.18   $  129.65      $  129.33    $ 132.08

Net operating costs
 per ALBD (8)(10)          $  99.36   $   93.44      $   97.37    $  96.66


Gross operating costs per ALBD increased 3.5% in the three months ended February 28, 2003 as compared to the same period in 2002 and decreased 2.1% in the three months ended November 30, 2002 as compared to the same period in 2001.



                        NOTES TO REGULATION G INFORMATION

(1) Carnival Corporation & plc uses net cruise revenue per available lower berth day ("net revenue yields"), net cruise revenue per passenger cruise day ("net revenue per diems") and net cruise costs per available lower berth day as significant financial measures of its cruise segment financial performance. Carnival Corporation & plc believes that net revenue yields and net revenue per diems are commonly used in the cruise industry to measure a company's pricing performance. These measures are also used for revenue management purposes and to compare the operating performance of the company with its competitors. In calculating net revenue yields and net revenue per diems, the company uses net cruise revenues rather than gross cruise revenues. Carnival Corporation & plc believes that "net cruise revenues" is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues received by the company net of its most significant variable costs (travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues). Substantially all of the remaining cruise costs are largely fixed once the company's ship capacity levels have been determined.

Net operating cost per available lower berth day is the most significant measure used by the company to monitor its ability to control costs. In calculating this measure, the company deducts the same variable costs as described above, which are included in the calculation of net revenues. This is done to avoid duplicating these variable costs in the non-GAAP financial measures described above because these variable costs are directly associated with the revenue earned by the company.

(2)  Represent gross cruise revenues divided by ALBD's.

(3)  Represent net cruise revenues divided by ALBD's.

(4) PCD's represent the number of cruise passengers multiplied by the number of revenue-producing ship operating days.

(5)  Represent gross cruise revenues divided by PCD's.

(6)  Represent net cruise revenues divided by PCD's.

(7)  Represent gross operating expenses divided by ALBD's.

(8)  Represent net cruise costs divided by ALBD's.

(9) Excluding the impact of an increase in capacity weighted toward Carnival Cruise Lines and Costa Cruises, the company's lower priced contemporary cruise products, of approximately $15.8 million for the three months ended February 28, 2003, net revenue yields would have been $144.90.

(10) Net operating costs per ALBD for the three months ended November 30, 2002 and 2001, excluding fuel costs of $55.8 million and $43.7 million, were $87.40 and $88.22, respectively.





                                                        Exhibit 99.3


                                  CARNIVAL CORPORATION & PLC
                     PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (1)
                        (in thousands, except earnings per share data)
                                      Three months          Three months               Six months
                                     ended Feb. 28,         ended May 31,              ended May 31,
                                    2003          2002       2003       2002         2003         2002
Revenues                           $1,616,967  $1,388,158  $1,623,935  $1,513,446  $3,240,902 $2,901,604
Costs and Expenses
    Operating                       1,014,532     841,228   1,025,191     863,430   2,039,723  1,704,658
    Selling and administrative (2)    279,599     234,029     272,863     221,996     552,462    456,025
    Depreciation and amortization     155,272     126,673     160,214     133,445     315,486    260,118
                                    1,449,403   1,201,930   1,458,268   1,218,871   2,907,671  2,420,801
Operating Income (3)                  167,564     186,228     165,667     294,575     333,231    480,803

Nonoperating (Expense) Income
    Interest income                     5,714       7,350       9,641       8,479      15,355     15,829
    Interest expense,
      net of capitalized interest     (52,926)    (43,053)    (47,779)    (45,891)   (100,705)   (88,944)
    Other income (expense), net (4)    17,714       5,836     (11,085)    (11,758)      6,629     (5,922)
                                      (29,498)    (29,867)    (49,223)    (49,170)    (78,721)   (79,037)
Income Before Income Taxes            138,066     156,361     116,444     245,405     254,510    401,766
Income Tax Benefit, Net                 6,203       1,278       5,566       4,443      11,769      5,721
Net Income                         $  144,269  $  157,639  $  122,010  $  249,848  $  266,279  $ 407,487

Earnings per Share
  Basic                            $     0.18  $     0.20  $     0.15  $     0.31  $     0.33  $    0.51
  Diluted                          $     0.18  $     0.20  $     0.15  $     0.31  $     0.33  $    0.51

Weighted Average Shares Outstanding
  Basic                               795,093     794,466     795,849     794,718     795,471    794,592
  Diluted                             799,239     799,198     799,414     800,238     799,326    799,718





                                  CARNIVAL CORPORATION & PLC
                     PRO FORMA NET CRUISE REVENUES AND NET CRUISE COSTS
                                       (in thousands)

                                       Three months           Three months              Six months
                                      ended Feb. 28,          ended May 31,           ended May  31,
                                    2003         2002         2003       2002         2003       2002
Cruise revenues                    $1,599,409  $1,372,069  $1,592,937  $1,473,071  $3,192,346  $2,845,140
Less commissions,
  air transportation and other       (362,583)   (326,532)   (335,293)   (304,310)   (697,876)   (630,842)
Net cruise revenues                $1,236,826  $1,045,537  $1,257,644  $1,168,761  $2,494,470  $2,214,298

Cruise operating expenses          $  991,919  $  818,275  $  993,484  $  824,350  $1,985,403  $1,642,625
Less commissions,
  air transportation and other       (362,583)   (326,532)   (335,293)   (304,310)   (697,876)   (630,842)
Cruise selling and administrative
  expenses                            267,508     223,260     262,969     211,213     530,477     434,473
Net cruise costs                   $  896,844  $  715,003  $  921,160  $  731,253  $1,818,004  $1,446,256


Available lower berth days              8,623       7,396       9,087       7,877      17,710      15,273
Passenger cruise days                   8,663       7,511       8,925       7,985      17,588      15,496














                                         CARNIVAL CORPORATION & PLC
                            PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (1)
                               (in thousands, except earnings per share data)

                                        Three months ended    Three months ended    Twelve months ended
                                           Aug. 31, 2002         Nov. 30, 2002           Nov. 30, 2002
Revenues                                        $2,257,905         $1,594,938          $6,754,447
Costs and Expenses
    Operating                                    1,120,458            938,118           3,763,234
    Selling and administrative (2)                 236,858            268,548             961,431
    Depreciation and amortization                  143,335            145,019             548,472
    Impairment charge                               20,000                                 20,000
                                                 1,520,651          1,351,685           5,293,137
Operating Income                                   737,254            243,253           1,461,310
Nonoperating (Expense) Income
    Interest income                                 20,470              8,921              45,220
    Interest expense, net of capitalized interest  (56,808)           (44,420)           (190,172)
    Other income (expense), net                      1,882                853              (3,187)
                                                   (34,456)           (34,646)           (148,139)
Income Before Income Taxes                         702,798            208,607           1,313,171
Income Tax Benefit, Net                             18,488             22,996              47,205
Net Income                                      $  721,286         $  231,603          $1,360,376

Earnings per Share
  Basic                                         $     0.91          $    0.29          $     1.71
  Diluted                                       $     0.90          $    0.29          $     1.70

Weighted Average Shares Outstanding
  Basic                                            794,870            794,949             794,751
  Diluted                                          799,376            799,255             799,517




                                CARNIVAL CORPORATION & PLC
                     PRO FORMA NET CRUISE REVENUES AND NET CRUISE COSTS
                                       (in thousands)

                                           Three months ended   Three months ended  Twelve months ended
                                             Aug. 31, 2002        Nov. 30, 2002       Nov. 30, 2002
Cruise revenues                                 $2,104,194         $1,559,309          $6,508,643
Less commissions, air transportation
  and other                                       (453,913)          (308,724)         (1,393,479)
Net cruise revenues                             $1,650,281         $1,250,585          $5,115,164

Cruise operating expenses                       $1,033,081         $  907,762          $3,583,468
Less commissions, air transportation
  and other                                       (453,913)          (308,724)         (1,393,479)
Cruise selling and administrative expenses         225,904            253,809             914,186
Net cruise costs                                $  805,072         $  852,847          $3,104,175


Available lower berth days                           8,375              8,313              31,961
Passenger cruise days                                9,206              8,377              33,079



(1) The pro forma information gives pro forma effect to the DLC transaction between Carnival
Corporation and Carnival plc, which was completed on April 17, 2003. Management has prepared the pro forma information based upon the companies' historical financial information and, accordingly, the above information should be read in conjunction with the companies' historical financial statements, as well as pro forma information included in the companies' joint Current Report on Form 8-K, dated May 29, 2003.
     The DLC transaction has been accounted for as an acquisition of Carnival plc by Carnival Corporation, using the purchase method of accounting. The Carnival plc accounting policies have been conformed to Carnival Corporation's policies. Carnival plc's reporting period has been changed to the Carnival Corporation reporting period and the information presented above covers the same periods of time for both companies. Carnival Corporation & plc are having an independent appraisal performed of all of Carnival plc's cruise ships and intangible assets. Accordingly, it is possible that the fair value of Carnival plc's cruise ships could be less than or greater than their carrying value, thus reducing or increasing pro forma depreciation expense.
In addition, amortizable intangibles which have not been valued and amortized in the above pro forma information, could also eventually be recorded and amortized, based primarily upon the appraisals.
     The above pro forma information has been prepared as if the DLC transaction had occurred on December 1, 2001 and has not been adjusted to reflect any net transaction benefits. In addition, the pro forma information does not purport to represent what the results of operations actually could have been if the DLC transaction had occurred on December 1, 2001 or what those results will be for any future periods.

(2) Excludes Carnival plc's costs related to its terminated Royal Caribbean transaction and the completion of the DLC transaction with Carnival Corporation, which were expensed by Carnival plc prior to April 17, 2003. The amount of these nonrecurring expenses was approximately $20.1 million, $4.6 million, $24.5 million, $7.4 million, $10.9 million and $79.4 million in the three months ended February 28, 2003 and 2002, May 31, 2003 and 2002, August 31, 2002 and November 30, 2002, respectively.

(3) The Carnival plc pro forma results for the three months ended February 28, and May 31, 2003 and for the six months ended May 31, 2003 include a reduction of approximately $7 million, $13 million and $20 million, respectively, due to the major promotion and other expenses incurred by P&O Cruises UK's introduction into service of four vessels: the Oceana, Minerva II, Ocean Village and Adonia. Pursuant to Carnival plc's UK GAAP accounting policies, which were used prior to the completion of the DLC transaction, these expenses would have been initially deferred and then amortized to expense in future periods, instead of being expensed as incurred in order to conform the Carnival plc UK GAAP accounting policies to those U.S. GAAP accounting policies used by Carnival Corporation.

(4) Carnival plc is expected to receive insurance company and/or shipyard payments related to the Diamond Princess fire and the Island Princess delayed delivery. The present value of these payments, which approximates $99 million, has been recorded on the balance sheet of Carnival Corporation & plc as a Carnival plc fair value acquisition adjustment. Accordingly, the income originally expected to be recognized by Carnival plc of $6.8 million, $40.1 million, $30.6 million, $18.2 million and $3.2 million in the three months ended May 31, 2003, August 31, 2003, November 30, 2003, February 28, 2004 and May 31, 2004, respectively, will not be recognized in Carnival Corporation & plc's' results, but will be accounted for as a collection of this receivable by the combined entity.